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Dear Shareholders:

     Enclosed are our Summary Annual Report, Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and related proxy materials.

     For the year we are pleased to report the Company returned to profitability. In the fourth quarter of 1997 the Company had the best quarterly earnings since September 1990.

     We invite you to attend the Annual Meeting of Shareholders on April 23, 1998 at 7:00 P.M. at Mercantile National Bank, 1840 Century Park East,
Los Angeles, CA 90067.

     At this year's meeting we are asking for shareholder approval for the election of directors, an amendment to the 1996 Stock Incentive Plan and the ratification of Deloitte & Touche as the Company's auditors.

     Following the reverse stock split last year, the number of option shares available for grant were reduced significantly. As a result, we may be unable to attract top quality bankers and directors in the future. Therefore, we are proposing an amendment to the 1996 Stock Incentive Plan to increase the number of shares available under the Plan. (Please see the enclosed proxy statement for details).

     We appreciate your continued support and look forward to seeing you at the annual meeting.

                                       Sincerely,

                                       /s/ SCOTT A. MONTGOMERY
                                       ---------------------------------
                                       Scott A. Montgomery
                                       President and Chief
                                       Executive Officer